Exhibit 10.25.4

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is by and between LEITH W. KAPLAN (“Employee”) and PHH CORPORATION and its subsidiaries, affiliates and related entities, (the “Company”) (Employee and the Company referred to together as the “Parties”).

WHEREAS, Employee’s employment with the Company as Senior Vice President, Chief Risk and Compliance Officer, is terminated effective December 31, 2017;

WHEREAS, during Employee’s employment, Employee executed Restrictive Covenant Agreement(s) attached to this Agreement as Exhibit A , which provide for, among other things, certain post-employment restrictions for twelve (12) months following Employee’s separation from employment;

WHEREAS, Employee acknowledges that he is obligated to comply with the restrictions and covenants set forth in the Restrictive Covenant Agreement following his separation from employment, for whatever reason;

WHEREAS, as a result of Employee’s termination, Employee is eligible to receive severance benefits consistent with the Severance Letter Agreement (“Letter”) between Employee and the Company dated March 29, 2017 (the “Severance Letter”) provided that Employee executes this General Release Agreement. A copy of this Letter is attached hereto as Exhibit B;

WHEREAS, the Parties desire to enter into this Agreement to clarify their respective rights and obligations with respect to the termination of his employment and provide for a release of claims and such other terms and conditions relating to such termination of employment as are set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, and intending to be legally bound hereby, the Parties agree as follows:

I.	Last Day of Employment

Employee’s last date of employment with the Company shall be December 31, 2017 (the “Termination Date”).

II.	Consideration and Acknowledgement of Certain Obligations

In connection with Employee’s termination of employment, in order to clarify the rights and obligations of the Parties to this Agreement, Employee and the Company agree as follows:

(a)	Employee is bound by the provisions of the Restrictive Covenant Agreement attached hereto as Exhibit A.

(b)
Consistent with the Letter, Company shall pay Employee in an amount equal to the cost of premiums for COBRA coverage upon loss of coverage under the Company’s group health plan due to his termination on the Termination Date for a period of 12 months from the Termination Date. The Company will impute the amount of this payment as taxable income to Employee.

(c)
Consistent with the Letter, Company shall pay Employee severance in an amount equal to 12 months of Employee’s annual base salary as of the effective date of the Letter ($325,000.00). Such severance payments shall be subject to applicable withholding taxes. Employee’s severance shall be payable in bi-weekly installments in accordance with the Company’s normal payroll practices, with the first payment commencing the first payroll period after the date on which the Release becomes irrevocable following the Termination Date.

(d)
Consistent with the Letter, Company shall pay Employee one hundred percent (100%) of the target amount of Employee’s 2017 Management Incentive Plan Award in substantially equal installments no less frequently than monthly during the 12 month period following Employee’s termination from employment.

(e)
The Company shall provide Employee with certain payments, if any, in accordance with outstanding long term incentive and other awards, as listed on Exhibit C, subject to all terms and conditions of the applicable awards and plans, consistent with a termination without cause, effective on the Termination Date;

(f)
Consistent with the Letter, Company shall provide Employee with up to $18,000 in reasonable outplacement services by a provider selected by the Company to be used within 12 months of the Termination Date;

(g)
None of the foregoing payments or benefits will be made or provided if this Agreement and the Release have not been signed by Employee, and the Release has not become irrevocable, on or before February 15, 2018. Payment and provision of the foregoing benefits are conditioned on Employee’s continued compliance with the restrictive covenants in this Agreement, and other post-employment obligations that survive Employee’s termination.

Employee acknowledges that: (A) the payments and benefits set forth in this Agreement constitute full settlement of all his rights arising out of his employment and the termination of his employment with the Company, (B) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (C) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to Employee. Employee further acknowledges that, in the absence of his execution of this Agreement and the Release, benefits and payments specified in the “Consideration” section of the Agreement would not otherwise be due to Employee.

III.	General Release of Claims

In consideration for the payments by the Company to Employee set forth in Section II, which Employee acknowledges to be adequate in exchange for his execution of this Agreement, Employee further acknowledges, represents and agrees, as follows:

(a)
Employee without limitation hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries, divisions, affiliates, related entities, officers, agents, directors, supervisors, employees, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively, “Released Parties”) from any and all charges, complaints, claims, causes of action, demands, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected, anticipated or unanticipated (hereinafter referred to as “claim” or “claims”), arising from conduct occurring on or before the effective date of this Agreement and General Release, including without limitation any claims incidental to or arising out of Employee’s employment with the Company or the termination thereof with respect to all applicable federal, state or local fair employment practices laws, under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA “),the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq., and the New Jersey Equal Pay Act, N.J. Stat. Ann. § 34:11-56.1 et seq., the New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq., the Millville Dallas Airmotive Plant Job Loss Notification Act, P.L. 2007, c.212, C.34:21-2, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq. (“WARN”), all as amended, any other alleged violation of any local, state or federal law, regulation, ordinance, public policy, and/or any contract, tort, or fraud related claim arising under common law. This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, that Employee might have or has had, that exists or ever has existed on or to the effective date of this Agreement and General Release. In this regard, Employee agrees that by signing this Agreement and General Release and by acceptance of the payment described above, Employee gives up any and all rights EMPLOYEE may have to file any claim or action which Employee may now have, has ever had, or may in the future have, with respect to any matter pertaining to or arising from Employee’s employment with the Company. In this regard, Employee agrees that this Agreement and General Release covers both known and unknown claims and actions.

(b)
The parties hereby acknowledge and agree that nothing in the Agreement and General Release shall be construed as a release of Employee’s non-waivable statutory rights under applicable federal and state law or rights to seek the enforcement of the Company’s obligations under this Agreement and General Release.

(c)	Older Worker Benefit Protection Act. As may be applicable to Employee under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.), (“ADEA”), Employee understands and agrees that:

i.	Rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) are being waived, except as provided herein.

ii.
He has had the opportunity of a full 45 days within which to consider this Agreement and release provided herein before signing it, and if he has not taken the full time period, he has done so knowingly and voluntarily, thereby expressly waiving this time period and agreeing not to assert the invalidity of this Agreement and the general release provided herein or any portion thereof on this basis.

iii.
He has carefully read and fully understands all of the provisions of this Agreement and general release provided herein and is knowingly and voluntarily agreeing to be legally bound by all of the terms set forth in this Agreement.

iv.	He is, through this Agreement and the general release provided herein, releasing the Released Parties from any and all claims he may have against the Company or such individuals.

v.	He is hereby advised in writing to consider the terms of this Agreement and the general release provided herein and consult with an attorney of his choice prior to signing this Agreement.

vi.
He has a full 7 days following the execution of this Agreement to revoke this Agreement and the general release provided herein, and has been and hereby is advised in writing that this Agreement and general release shall not become effective or enforceable until the revocation period has expired. Revocation of this Agreement and the general release provided herein must be made in writing and must be received by the Ryan Melcher, Deputy General Counsel of PHH Corporation, 3000 Leadenhall Road, Mail Stop LGL, Mt. Laurel, NJ 08054 no later than close of business on the seventh full day after the execution of this Agreement and General Release.

vii.
He understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement and General Release is signed are not waived.

viii.	He hereby acknowledges receipt of the “Notice of Information Required under the Older Workers Benefit Protection Act” which is attached hereto and incorporated herein as Exhibit D.

(d)
Employee, for himself, his heirs, administrators, representatives, executors, successors and to the maximum extent permitted by law, agrees that he has not filed, nor will file, a lawsuit asserting any claims which are released by this general release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release. Employee understands that nothing in this Agreement and General Release (including but not limited to the release of claims, promise not to sue, and confidentiality, cooperation, non-disparagement, and return of property provisions) (a) limits or affects his right to challenge the validity of this Release under the ADEA or the Older Worker Protection Act (“OWBPA”) or (b) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (c) prevents Employee from exercising his rights under Section 7 of the National Labor Relations Act (“NLRA”) to engage in protected, concerted activity with other employees. Although by signing this Agreement and General Release Employee is waiving his right to recover any individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on his behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency.

(e)
This General Release specifically excludes Employee’s indemnification as an officer and employee of the Company or any affiliate thereof, coverage under any officers’ and directors’ liability insurance policies, and rights of defense (or the cost thereof) or indemnification under the Company’s bylaws or charter or resolution of the Company’s Board of Directors or the December 17, 2015 Indemnification Agreement entered into by Employee and the Company. This General Release also specifically excludes Employee’s rights to his vested employee benefits. Nothing contained in this Release shall release Employee from his obligations, including any obligations to abide by the restrictive covenants in the Restrictive Covenant Agreement that continue or are to be performed following termination of employment.

(f)
Nothing contained in this Agreement is intended to restrict Employee’s right and responsibility to give truthful testimony under oath or precludes Employee from participating in an investigation, filing a charge, or otherwise communicating with the EEOC, the SEC, the NLRB, or other federal, state or local government agency.

(g)
The provisions of this general release of claims are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This general release shall become effective and enforceable on the eighth day following execution by Employee, provided he does not exercise his right of revocation as described above. If Employee fails to sign this Agreement or revokes his signature, this Agreement will be without force or effect.

(h)
Nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, NLRB or Department of

Labor), or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Employee is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

IV.	Non-Disparagement
Employee represents that he has not and agrees that he will not in any way disparage the Company or any Released Party, their current and former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. Nothing contained in this paragraph is intended to restrict employee’s right and responsibility to give truthful testimony under oath or precludes employee from participating in an investigation, filing a charge, or otherwise communicating with the EEOC, SEC, the NLRB, or other federal, state or local government agency.

V.	Cooperation

(a)
Employee further agrees that, subject to reimbursement of reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including any pending or future litigation, investigations, or governmental proceedings) which relates to matters with which Employee was involved during his employment with the Company. Employee will render such cooperation in a timely manner upon reasonable notice from the Company.

(b)
Employee further agrees that within five (5) business days after the Termination Date, Employee will update his professional profiles on any social media or other social networking sites to delete any references to his status as an officer of the Company and remove PHH Corporation as his current employer.

VI.	Return of Company Property.

Employee represents and warrants that he has delivered to the Company all originals, copies (whether in electronic or hard copy format, and materials derived from such materials of all computers, disks, drives, documents, cell phones, equipment, emails, papers, keys, property, notes, writings, manuals and other materials (included but not limited to that stored on a personal computer), obtained from the Company, developed by Employee, acquired by Employee as a result of, or during the course of, his employment with the Company (collectively “Company Property”). Employee further acknowledges that he has not transferred or stored any Company Property through a drop box or other icloud repository or similar medium. Employee shall not seek later to recreate, write down or reconstruct any of this Company Property.

VII.	Arbitration

Any dispute arising out of or relating to this Agreement will be resolved by arbitration administered exclusively in Cherry Hill, New Jersey by JAMS, or at such other location in New Jersey which is mutually agreeable to the Parties and the selected JAMS arbitrator or arbitrators, pursuant to its then-prevailing Employment Arbitration Rules & Procedures, before an arbitrator or arbitrators whose decision shall be final, binding and conclusive on the Parties, and judgment on the award may be entered in any court having jurisdiction. The Company shall bear any and all costs of the arbitration process, excluding any attorneys’ fees incurred by Employee with regard to such arbitration.

VIII.	Miscellaneous

(a)
No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or any other person to Employee, or by Employee or any other person to the Company.

(b)
Absence of Reliance. Employee acknowledges that in agreeing to this Agreement, she has not relied in any way upon representations or statements of the Company other than those representations or statements set forth in this Agreement.

(c)
No Reinstatement. Employee agrees that he will not apply for reinstatement with the Company or any other member of the Company or seek in any way to be reinstated, re-employed or hired by the Company or any other member of the Company in the future.

(d)	Section Headings. The section headings are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.

(e)
409A Compliance. With the exception of the terms of any outstanding long term incentive awards, the parties agree that the payments and benefits under Section II of this Agreement will, to the maximum extent possible, not be subject to the 6 month delay in payment described in Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (“Section 409A”) due to application of exemptions under Section 409A, including without limitation Treasury Regulations Section 1.409A-1(b)(9)(iii) (the “two times, two year rule”). However, Employee agrees that if Employee is a “specified employee” under Section 409A, then any amounts that are considered deferred compensation subject to Section 409A will, to the extent necessary to comply with Section 409A, be subject to a 6-month delay provided in Section 409A. For purposes of Section 409Athe right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, that are not exempt from Section 409A, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(f)
Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Secretary of the Company, or to Employee at the home address most recently communicated by Employee to the Company in writing.

(g)
Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators and heirs. Employee may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, without the written consent of Employee.

(h)
    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

(i)
Entire Agreement; Amendments. Except as otherwise expressly provided herein and in the Agreements attached hereto as Exhibits A, B, C and D , this Agreement contains the entire agreement and understanding of the Parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. Except as otherwise expressly provided herein and in the Agreement attached hereto as Exhibits A,B and D and in outstanding long term and other incentive award agreements listed on Exhibit C, this Agreement shall control in the event of a conflict with any other agreement or document. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the Parties hereto.

(j) Governing Law. This Agreement will be governed by, and enforced in accordance with, the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.

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(k)    Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the dates specified below.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE. EMPLOYEE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY UP THROUGH THE EFFECTIVE DATE OF THIS RELEASE; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE.

IF THIS DOCUMENT IS RETURNED EARLIER THAN 45 DAYS, THEN EMPLOYEE additionally acknowledges and warrants that he has voluntarily and knowingly waived the 45 day review period, and this decision to accept a shortened period of time is not induced by THE COMPANY through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 45 days, or by providing different terms to employees who sign releases prior to the expiration of such time period. I, LEITH KAPLAN, HAVING READ THE FOREGOING RELEASE, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY WAIVING AND RELEASING MY CLAIMS, ON   Jan.     1 , 2018.

By: /s/ Rob Crowl                    By:    /s/ Leith Kaplan
LEITH KAPLAN
PHH Corporation
Date: 1/8/18                        Date:        1/1/18
ROB CROWL
CEO, PHH Corporation

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

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[Previously filed with the U.S. Securities and Exchange Commission and incorporated by reference to Exhibit 10.6 to our Quarterly Report on Form 10-Q for the period ended September 30, 2014 filed on November 5, 2014.]

EXHIBIT B
SEVERANCE LETTER AGREEMENT

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[Previously filed with the U.S. Securities and Exchange Commission and incorporated by reference to Exhibit 10.6 to our Quarterly Report on Form 10-Q for the period ended March 31, 2017 filed on May 10, 2017.]

EXHIBIT C

LIST OF ALL OUTSTANDING LTIP AND OTHER INCENTIVE AWARDS AT TIME OF TERMINATION

September 27, 2012 Nonqualified Stock option Award and Agreement

March 29, 2013 Nonqualified Stock option Award and Agreement

February 25, 2015 Performance Restricted Stock Unit Award and Agreement

February 25, 2015, Restricted Stock Unit Award and Agreement

May 22, 2016 Restricted Stock Unit Award Agreement

2017 Management Plan Incentive Award

2017 Cash Performance Incentive Award

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EXHIBIT D

GROUP DISCLOSURE STATEMENT

THIS INFORMATION IS BEING PROVIDED TO YOU PURSUANT TO THE OLDER WORKERS BENEFIT PROTECTION ACT SO THAT YOU CAN MAKE AN INFORMED DECISION AS TO WHETHER YOU WISH TO WAIVE CERTAIN RIGHTS IN RETURN FOR THE BENEFITS REFERENCED IN THE AGREEMENT AND GENERAL RELEASE. PLEASE REVIEW THE FOLLOWING INFORMATION CAREFULLY.

1.
Following completion of the review of strategic alternatives and the Company’s decision to reduce costs in 2017, PHH Corporation (“PHH”) has decided to eliminate certain members of the executive leadership team.

2.
For purposes of this Group Disclosure Statement, all executives who reported directly to the Chief Executive Officer as of March 1, 2017 (with the exception of the SVP, Communications) and the Chief Executive Officer were eligible for selection and were considered for this layoff. This group of individuals is referred to as the “decisional unit.”

3.
All individuals selected for termination are eligible to receive severance payments consistent with the terms of March 29, 2017 Severance Letters, in exchange for an irrecovable Agreement and General Release (“Agreement”), which must be signed and returned no later than 45 calendar days after their termination date. Once the valid Agreement is signed, individuals have 7 calendar days to revoke the Agreement.

4.
All individuals within the decisional unit were selected to exit the organization in 2017, commencing June 28, 2017. Consistent with the requirements of the Age Discrimination in Employment Act (“ADEA”), set forth below is a list of the ages and job titles of all individuals within the decisional unit who were considered and selected for termination and who are eligible to receive the Consideration set forth in the Severance Letters.

5.
Neither one’s age, sex, race, creed, national origin, religion nor any other protected characteristic was considered in selecting an individual to be terminated or to receive Consideration as described above.

Job Title	Age	Selected	Not Selected
Chief Executive Officer, PHH Corporation	55	X
Chief Human Resources Officer, PHH Corporation	63	x
Chief Information Officer, PHH Corporation	45	x
Chief Compliance and Risk Officer, PHH Corporation *	47	x
Senior Vice President, General Counsel and Corporate Secretary, PHH Corporation *	59	x
Head, Financial Institutions *	48	x
*December 31, 2017 Termination Date